Exhibit 10.53

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this Amendment) is made and entered into as of April ___., 2010 (the Execution Date), by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (Landlord), and NEOS THERAPEUTICS, LP, a Texas limited partnership, formerly known as PFAB LP (Tenant).

BACKGROUND:

A.

Walstib, L.P., a Delaware limited partnership (Walstib), and PharmaFab, Inc., a Texas corporation (PharmaFab), entered into that certain Commercial Lease Agreement dated on or about June 29, 1999, and having a Commencement Date as of October 25, 1999 (the Original Lease), regarding certain premises containing approximately 44,000 square feet in Suite 100 (the Original Premises) of Building B (the Building) in the industrial complex commonly known as 360 Riverside Business Center located at 2940 N. Highway 360 in the City of Grand Prairie, Tarrant County, Texas, as more particularly described in the Original Lease (the Industrial Center).

B.

Pursuant to that certain Assignment of Lease dated on or about June 29, 1999, to be effective as of July 1, 1999, PharmaFab assigned its right, title and interest in the Original Lease to PFAB LP, a Texas limited partnership (PLP).

C.

Walstib and PLP amended the Original Lease pursuant to that certain First Amendment to Lease dated effective as of September 1, 2002 (the First Amendment) pursuant to which (i) the Original Premises were expanded to include approximately 50,000 additional square feet in Suite 100 of Building A of the Industrial Center (the Building A Premises) and (ii) Bruce K. Montgomery was released from his Guaranty of Lease.

D.	Landlord succeeded to the interest of Walstib under the Lease.
E.	Landlord and PLP further amended the Original Lease on a short term basis pursuant to an Interim Amendment to Lease dated September 4, 2003 (the Second Amendment).
F.

Landlord and PLP further amended the Original Lease pursuant to that certain Third Amendment to Lease dated October 1, 2003 (the Third Amendment) pursuant to which (i) the Building A Premises were relocated to Suites 200 and 400 of the Building such that the definition of the premises (as defined in the Original Lease and as amended by the Third Amendment) consist of (1) approximately 77,112 square feet of space in Suites 100 and 200 of the Building (collectively, the Suite 100 Space) and (2) approximately 20,170 square feet of space in Suite 400 of the Building (the Suite 400 Space) (collectively, the Premises) and (ii) Darlene M. Ryan was released from her Guaranty of Lease.

G.	On June 22, 2007, Tenant changed its name to Neos Therapeutics, LP.
H.

Landlord and Tenant further amended the Original Lease pursuant to that certain Fourth Amendment to Lease effective as of May 1,,2009 (the Fourth Amendment), whereby the Term was extended for the Suite 100 Space.  The Original Lease, as amended by the First

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Amendment, Second Amendment, Third Amendment and Fourth Amendment, is referred to herein as the Lease.

I.	Landlord and Tenant desire to further amend the Lease to extend the Term of the Lease for the Suite 400 Space and modify certain provisions of the Lease as hereinafter set forth, but not otherwise.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.
2.

Term.  The Term for the Suite 400 Space is hereby extended to expire on December 31, 2019 (the Expiration Date).  Therefore, in accordance with the Fourth Amendment and this Amendment, the Term for the entire Premises (consisting of the Suite 100 Space and the Suite 400 Space) expires on the Expiration Date.

3.	Base Rent. From March 1, 2010 (the “Effective Date”) through the Expiration Date, the Base Rent payable with respect to the Suite 400 Space only is as follows:
Period	Base Rent/SF	Monthly Base Rent
3/1/10 - 5/31/11	$8.00	$13,446.67
6/1/11 - 1/31/14	$10.05	$16,892.38
2/1/14 - 1/31/17	$10.55	$17,732.79
2/1/17 - 12/31/19	$11.05	$18,573.21

All other terms of the Lease regarding the payment of Base Rent remain unchanged.  Tenant shall continue to pay all other amounts payable under the Lease; provided, however, Tenant’s Share shall be amended in accordance with Section 5 of this Amendment.

4.

Acceptance of Premises.  Tenant accepts the Premises in their “AS-IS” condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Premises except as otherwise specifically provided in this Amendment.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment or the Lease, with respect to the Premises or any other portion of the Industrial Center including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Industrial Center for the conduct of Tenant’s business.  Nothing in this Paragraph 4 shall negate or diminish Landlord’s repair or restoration obligations under the Lease, as amended.

5.	Operating Expenses. From the Effective Date through Expiration Date, Tenant’s Share of Operating Expenses is as follows:

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(a)Industrial Center45.33%

(b)Building85.64%

6.

Finish-Out of Premises.  Landlord agrees to provide Tenant with a finish-out allowance of $500,000.00 for costs incurred in connection with renovations to the Premises.  The Tenant Finish Work will be performed and the allowance applied in accordance with Attachment A attached to this Amendment.

7.	Permitted Use. Upon the Execution Date, Section 1.8 of the Lease is hereby deleted and the following substituted therefor:

“1.8Permitted Use:  Manufacturing, storage and distribution of pharmaceutical products in compliance with all Applicable Requirements, including use of portions of the Premises as laboratory space for research and manufacturing purposes in connection with Tenant’s business.”

8.

Right of First Refusal.  The Right of First Refusal covering Suite 300 of the Building, as set forth in Section 6 of the Third Amendment, (i) remains in full force and effect during the Term as extended by this Amendment, and (ii) may be exercised by Tenant during such extended Term in accordance with Section 6 of the Third Amendment.

9.

Option to Extend.  The Option to Extend set forth in Section 13 of the Fourth Amendment (i) remains in full force and effect and (ii) shall include and be applicable to the entire Premises (including the Suite 400 Space).

10.	Brokerage; Mutual Indemnities.
a.

Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than CB Richard Ellis, Inc. and Jackson & Cooksey, Inc.  (collectively, the Brokers).  Tenant shall indemnify, defend, and .hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment,

b.

Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Brokers.  Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including Brokers, claiming by, through or under Landlord with respect to this Amendment.

c.	Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Broker.
11.	No Offsets. Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and

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timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease, as amended hereby.

12.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.
13.

Headings.  The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall .not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

14.

Binding Effect.  This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).

15.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

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FIFTH AMENDMENT TO LEASE	PAGE 4

EXECUTED as of the date first above written.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York corporation

By:
Print Name:
As Its:

TENANT:

NEOS THERAPEUTICS, LP a Texas limited partnership

By:	PharmaFab Texas, LLC,
A Texas limited liability company,
Its manager

By:
Name:
Title:

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ATTACHMENT A

to Fifth Amendment to Lease by and between

Teachers Insurance and Annuity Association of America, as Landlord,

and

Neos Therapeutics, LP, as Tenant

TENANT FINISH WORK

A.

Plans and Specifications:  Tenant shall submit to Landlord within thirty (30) days following the Execution Date initial plans and specifications (the “Initial Construction Documents”) for the remodeling of the Premises.  The Initial Construction Documents must include, without limitation:

1.	General Notes Sheet
2.	Demolition Plan
3.	New Construction Plan with details of all new improvements
4.	Finishes Plan
5.	Electrical, Mechanical and Plumbing Plan

Within 15 days after receipt of the Initial Construction Documents, Landlord shall deliver to Tenant a notice either approving or disapproving them.  Landlord shall not unreasonably withhold, condition or delay its approval of any plans, changes to such plans, designation of contractors or other matters related to the Tenant Finish Work; provided, if the Tenant Finish Work affects the structural portions of the Building or the Building systems, Landlord’s approval shall be in its commercially reasonable discretion.  Any disapproval must specify in reasonable detail the reasons for the disapproval.  If Tenant does not receive a notice from Landlord disapproving the Initial Construction Documents within the 15-day period, Landlord is deemed to approve the Initial Construction Documents.  If Landlord disapproves the Initial Construction Documents, Tenant shall revise them to conform to Landlord’s reasonable objections and deliver copies of the revised Initial Construction Documents to Landlord.

The approved Initial Construction Documents are referred to as the “Construction Documents” and all work to be performed by Tenant pursuant to the Construction Documents is referred to as the “Tenant Finish Work”.  Landlord’s approval of the Construction Documents is not a warranty that the Construction Documents comply with Applicable Requirements.

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B.

Tenant Finish Work.  Tenant, at its cost and risk (subject to reimbursement of the Work Allowance by Landlord), shall construct or cause to be constructed the Tenant Finish Work in substantial accordance with the Construction Documents.  Tenant shall solicit bids from three contractors approved by Landlord for performance of the Tenant Finish Work, and Tenant shall select one of the three contractors.

Tenant shall pay the Actual Cost (defined below) of all Tenant Finish Work subject to reimbursement by Landlord as specified below of a work allowance not to exceed a maximum of $500,000.00 (the “Work Allowance”).

The term “Actual Cost” means the cost of all labor and materials and all hard and soft costs relating to the Tenant Finish Work (including thirty-party, out-of-pocket costs incurred by Tenant in designing and constructing Tenant Finish Work [i.e. preparation and revisions of Tenant’s space plan, preparation and revisions of the Construction Documents and Initial Construction Documents, Tenant’s working drawings, space planning, interior architect, engineering, all construction and materials costs of Tenant’s contractor and all subcontractors, relocation, and cabling, and any and all other hard and soft costs incurred by Tenant in connection with the Tenant Finish Work]), together with the Building Service Fee of 5% of all hard costs of the Tenant Finish Work

Tenant shall allow Landlord access to the Premises at all times to inspect the Tenant Finish Work.  Landlord has no obligation to inspect the Tenant Finish Work.  No inspection by Landlord of the Tenant Finish Work is a warranty that the Tenant Finish Work complies with the Construction Documents or any Applicable Requirements.

The Work Allowance is available for Tenant’s use from the date of this Amendment through February 28, 2011, after which Tenant’s right to same will expire and be of no further force and effect.

C.	DISBURSEMENT OF WORK ALLOWANCE. Landlord shall pay to Tenant the Actual Cost of the Tenant Finish Work, up to the total Work Allowance, as follows:
1.

On or about the 15th of each month (each, a “Submittal Date”), Tenant shall deliver to Landlord the following (the “Payment Conditions”):  (a) a request for reimbursement to Tenant of a specified portion of the Work Allowance (the “Disbursement”), showing the schedule, by trade, of the percentage of completion of the Tenant Finish Work, describing with specificity the portion of the Tenant Finish Work completed since the previous Submittal Date (the “Completed Work”) (the Completed Work shall be summarized on AIA form G-702 — Contractor’s Application for Payment, or its equivalent), and substantiating, to Landlord’s reasonable satisfaction, the amount of the Disbursement in relation to the Completed Work; (b) executed, unconditional, and recordable lien waivers and releases reasonably satisfactory to Landlord covering all of the Completed Work; (c) paid receipts for all items of the Completed Work in excess of $1,000; and (d) all other information reasonably required by Landlord, including copies of all operating manuals and service manuals that Tenant has received relating to the Tenant Finish Work, if any.

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2.

Within 30 days after each Submittal Date (each, a “Reimbursement Date”), if Tenant has fully complied with Paragraph C(1) above, Landlord shall pay Tenant the lesser of:  (a) the applicable Disbursement, less a 10% retainage (all of which are collectively the “Retainage”) (except to the extent Tenant’s payments to its contractor, architect, engineer, etc., already reflect a 10% retainage), and (b) the balance of any remaining available portion of the Work Allowance (not including the Retainage).  The final disbursement of the Work Allowance by Landlord (not including the Retainage) will be adjusted, if necessary, so that the total Retainage is 10% of the total available Work Allowance.

3.

Within five (5) business days after each Submittal Date, Landlord will give Tenant written notice of any missing or incomplete Payment Conditions, information or documentation reasonably required by Landlord in order to process Tenant’s reimbursement request.  The applicable Reimbursement Date shall be automatically extended by the number of days beyond the five (5) business day notice period taken by Tenant to submit the missing or incomplete documentation.  Further, upon Tenant’s written request, Landlord may omit payment for costs with incomplete documentation and make immediate payment on only that portion of the reimbursement request that the parties agree is complete, with the balance of such payment request to be paid along with Tenant’s next monthly reimbursement request, subject to Tenant’s submittal of all missing or incomplete documentation.

4.

Within 30 days after the completion of the Tenant Finish Work, if Tenant has fully complied with Paragraph C(1) above with respect to all of the Tenant Finish Work, Landlord shall pay the Retainage to Tenant.

5.

If Landlord fails to pay all or any portion of the Work Allowance to Tenant when due, and if Tenant has fully complied with this Paragraph C, then Tenant shall notify Landlord in writing of the failure (the “Delinquency Notice”), and Landlord shall have 30 days after it receives the Delinquency Notice to cure the failure.  If Landlord does not cure the failure within that 30-day period, then Tenant may, at its option, pay all or any portion of the amounts due and offset those payments, plus interest at 6% per annum (but not to exceed the highest rate allowable under applicable law), against the next due installments of Base Rent.

D.	General.
1.

Any material changes to the Construction Documents must first be submitted to Landlord for review and approval prior to the work reflected in such amended Construction Documents being undertaken by Tenant.

2.

Workmanship and materials to be used in the Tenant Finish Work shall be of best quality.  Any approval by Landlord of the Construction Documents shall not in any way constitute a representation or warranty of Landlord as to the adequacy or sufficiency of the Construction Documents; such approval shall merely be the consent of Landlord as may be required hereunder in connection with the Tenant

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Finish Work in accordance with the Construction Documents under the terms of the Lease.

3.

Tenant shall perform the Tenant Finish Work consistent with Building Rules and Regulations, in a manner to minimize noise and other interference with tenants of the Industrial Center and shall remove all trash and debris from the Premises on a daily basis.

4.

Upon completion of the construction of Tenant Finish Work, Tenant shall promptly restore any area of the Industrial Center damaged as a result of Tenant’s construction of the Tenant Finish Work to the condition existing prior to the commencement of such construction.

5.	Any entry upon the Premises by Tenant and its agents and contractors shall be deemed to be under all of the terms, the covenants provisions and conditions of the Lease.
6.

All contractors, subcontractors, suppliers, service providers, moving companies and others (the “Service Providers”) performing work of any type for Tenant in the Industrial Center shall (i) carry the insurance listed below with companies acceptable to Landlord, and (ii) furnish certificates of insurance to Landlord evidencing required coverages at least 10 days prior to entry on the Industrial Center and annually thereafter;

a.

Commercial general liability insurance written on the most current form of ISO CG 00 01 (occurrence basis) or its equivalent, have a minimum each occurrence limit of $1,000,000, a minimum general aggregate limit of $2,000,000, and not exclude the Lease from the definition of “Insured Contract” under the contractual liability provisions;

b.

Workers’ compensation insurance complying with statutory requirements of the State of Texas and employers liability insurance in amounts not less than $500,000 bodily injury per accident/$500,000 disease each employee/$500,000 disease policy limit;

c.

Business automobile insurance for claims arising out of ownership, maintenance, or use of owned, non-owned, and hired motor vehicles at, upon, or away from the Industrial Center.  The minimum limits must be $1,000,000 each occurrence; and

d.

Excess/umbrella liability insurance, applying on at least a “following form” (or primary) basis, in excess of commercial general liability, employers liability, and business automobile liability, with a minimum limit of $3,000,000 each occurrence and aggregate, where applicable.

Landlord, Landlord’s designated property management firm, and all Landlord Entities shall be named additional insureds on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance

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company or companies authorized to do business in the State and which have policyholder ratings not lower than “A-” and financial ratings not lower than “IX” in Best’s Insurance Guide (latest edition in effect as of the date of the Lease and subsequently in effect as of the date of renewal of the required policies).  EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD AND THE LANDLORD ENTITIES, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NON-RENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES.  In addition, all policies of the Service Providers shall be endorsed to be primary, with the policies of all Landlord Entities being excess, secondary and non-contributing.  Each Service Provider hereby waives its right of recovery against any Landlord indemnitee of any amounts paid by it or on its behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date each Service Provider first enters the Industrial Center and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage.  If certificates are supplied rather than the policies themselves, each Service Provider shall allow Landlord, at all reasonable times, to inspect its policies of insurance required herein.

With respect to insurance coverages, except worker’s compensation, maintained hereunder by each Service Provider and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by each Service Provider shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and each Service Provider shall have its insurance policies so endorsed.  The amount of liability insurance under insurance policies maintained by each Service Provider shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord.  Each Service Provider shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.

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